                                                                Exhibit 10 (xii)



DATE:     August 4, 1994

TO:       N. W. Swartz

FROM:     Robert L. Laurent, Jr.

SUBJECT:  Loan to Exercise Options

===============================================================

Our records indicate that you took advantage of a program instituted by the Board of Directors of Fedders Corporation (the "Company") on January 3, 1994, whereby you were permitted to exercise some or all of your stock options and pay two thirds of the amount due on exercise at the time of the exercise, and the remaining one third on or before July 31, 1994 or within 10 days of the date of the sale of the stock whichever occurred first (the "Program").

On July 26, 1994, the Board passed a resolution allowing each Optionee who has not yet paid the remaining one third balance from their participation in the Program, to immediately convert such balance into a loan from the Company with the loan becoming due and payable on or before July 31, 1995, or within 10 days after sale of the underlying shares of stock, whichever occurs first. The loan will bear interest at the prime rate in effect at the beginning of each month (as published in Wall Street Journal), and interest will be payable monthly to the Company.

If you would like to convert your remaining one third balance from the Program into a loan under the terms and conditions stated above, kindly countersign this memo in the space provided below and return it to Anne Reed on or before August 12, 1994. If you do not desire to convert your balance into a loan, kindly remit the balance of $45,052.50 to the Company.

ACCEPTANCE OF LOAN:

I, N. W. Swartz, promise to pay the remaining balance of $45,052.50 to the Company under the terms and conditions stated above.



/s/N. W. Swartz
- - ---------------


Dated:  August 8, 1994